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                                                                 Exhibit (b)(10)
SALOMON BROTHERS INC
Seven World Trade Center
New York, New York 10048
212-783-7000                                              -------------------
                                                             SALOMON
                                                             BROTHERS
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                                                                 October 6, 1997

Board of Directors
General Motors Corporation
General Motors Building
3044 West Grand Boulevard
Detroit, Michigan 48202-3091

Members of the Board:

  We understand that General Motors Corporation ("General Motors") and its wholly owned subsidiary Hughes Electronics Corporation ("Hughes Electronics") propose to engage in a series of related transactions consisting of the following: (i) certain assets and liabilities of Hughes Electronics and its subsidiaries will be transferred among HE Holdings Inc., a wholly owned subsidiary of Hughes Electronics comprising the defense electronics business of Hughes Electronics ("Hughes Defense"), Delco Electronics Corporation, a wholly owned subsidiary of Hughes Electronics ("Delco"), and the telecommunications and space business of Hughes Electronics ("Hughes Telecom"); (ii) Hughes Defense will incur indebtedness in an amount (up to $4.9 billion) determined pursuant to the Agreement and Plan of Merger dated as of January 16, 1997 between Raytheon Company ("Raytheon") and Hughes Defense (the "Raytheon Merger Agreement"); (iii) at least $3.9 billion of the proceeds of the indebtedness to be incurred by Hughes Defense will be used to pay other borrowings of Hughes Electronics with the remainder received by Hughes Telecom as equity in the form of a cash infusion; (iv) the common stock of Delco and Hughes Telecom will be distributed to General Motors; (v) the Class A Common Stock of Hughes Defense will be distributed (the "Hughes Defense Spin-Off") to the holders of Common Stock, $1 2/3 par value per share, of General Motors ("GM $1 2/3 Common Stock"), and the holders of Class H Common Stock, $0.10 par value per share, of General Motors ("GM Class H Common Stock"), in accordance with the Distribution Ratio (as defined below), with holders of GM $1 2/3 Common Stock and GM Class H Common Stock receiving an aggregate of 102,630,503 shares of Class A Common Stock, par value $.01 per share, of Hughes Defense; (vi) immediately following the Hughes Defense Spin-Off, Hughes Defense will merge with Raytheon (the "Raytheon Merger;" the merged company being referred to as "New Raytheon"), with the Class A Common Stock of Hughes Defense remaining outstanding as Class A Common Stock of New Raytheon, representing 30.3% of the outstanding common stock (and 80.1% of the voting power in the election and removal of directors) of New Raytheon, and each outstanding share of Raytheon Common Stock being converted into one share of Class B Common Stock of New Raytheon; and (vii) each outstanding share of GM Class H Common Stock will be recapitalized and converted automatically into one share of a new class of GM Common Stock ("New GM Class H Common Stock"), which will be a tracking stock relating to Hughes Telecom, as a result of which holders of GM Class H Common Stock will relinquish their tracking stock interest in Delco and holders of GM $1 2/3 Common Stock will increase their interest in Delco. The transactions described in clauses (i) through (iv) of the immediately preceding sentence are referred to collectively as the "Hughes Reorganization," all of the transactions described in the immediately preceding sentence are referred to collectively as the "Transactions," and the Transactions other than the Raytheon Merger are referred to as the "Hughes Transactions." The Hughes Reorganization will be effected largely pursuant to a master separation agreement and related agreements to be entered into among General Motors, Hughes Telecom, Delco and

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                  SALOMON BROTHERS INC & WORLDWIDE AFFILIATES
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Atlanta . Bangkok . Beijing . Boston . Chicago . Frankfurt . Hong Kong . London
 . Los Angeles . Madrid . Melbourne . Mexico . Milan
Moscow . New Delhi . New York . Osaka . Paris . San Francisco . Seoul . Singapore . Sidney . Taipei . Tokyo . Toronto . Zug . Zurich
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                                                            SALOMON
                                                            BROTHERS
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Hughes Defense (collectively, the "Master Separation Agreement"). The consummation of the Hughes Transactions is subject to the satisfaction or waiver of the conditions to the Raytheon Merger.

  You have advised us that the number of shares of Class A Common Stock to be distributed to the holders of GM Class H Common Stock (the "Class H Defense Distribution") in the Hughes Defense Spin-Off will equal the sum of (i) the product of (A) 102,630,503 (the total number of shares of Class A Common Stock to be distributed in the Hughes Defense Spin-Off) and (B) the Class H Fraction (as defined below), plus (ii) the amount obtained by dividing (C) the Net Transaction Effect (as defined below) by (D) the Average Closing Price of Raytheon Common Stock (as defined below). The remainder of the 102,630,503 shares of Class A Common Stock to be distributed in the Hughes Defense Spin-Off will be issued to the holders of the GM $1 2/3 Common Stock (the "$1 2/3 Defense Distribution"). The ratio of the Class H Defense Distribution to the $1 2/3 Defense Distribution is referred to as the "Distribution Ratio." The "Class H Fraction" is the fractional equivalent to the tracking stock interest of the GM Class H Common Stock in the earnings of Hughes Defense (as contemplated by the Restated Certificate of Incorporation of General Motors, as amended) as of the time immediately prior to the Hughes Defense Spin-Off. The "Net Transaction Effect," as determined by the Board of Directors of General Motors (which is intended to compensate the holders of the GM Class H Common Stock fairly for the net effect of all other aspects of the Hughes Transactions on their investment in General Motors (principally the relinquishment of their tracking stock interest in the earnings of Delco)), is an amount equal to the product of (i) $6.5 billion plus the amount by which the Hughes Defense indebtedness outstanding immediately prior to the Hughes Defense Spin-Off exceeds $4.0 billion and (ii) the Class H Fraction. The "Average Closing Price of Raytheon Common Stock" will be the average closing market price of Raytheon Common Stock during the 30-day period ending on the fifth day prior to the consummation of the Raytheon Merger.

  The terms of the Hughes Transactions will be more fully described in the General Motors Solicitation Statement/Prospectus (the "Solicitation Statement"). You have advised us that General Motors has received a private letter ruling from the Internal Revenue Service (the "Private Letter Ruling") to the effect, and we have assumed, that for U.S. federal income tax purposes the Hughes Defense Spin-Off and certain other aspects of the Hughes Transactions will be treated as tax-free distributions under Section 355 of the Internal Revenue Code of 1986, as amended. We have also assumed that the Hughes Transactions will have the U.S. federal income tax consequences and the accounting treatment set forth in the Solicitation Statement.

  The management of General Motors has advised us that, subsequent to the consummation of the Hughes Transactions, General Motors' management expects to combine the operations of Delco and Delphi Automotive Systems ("Delphi"), the automotive components sector of General Motors (the "Delco/Delphi
Combination").

  You have requested our opinion as investment bankers as to the fairness, from a financial point of view, taking into account all relevant aspects of the Transactions, to the holders of the GM $1 2/3 Common Stock and to the holders of the GM Class H Stock, of the consideration to be provided to General Motors and its subsidiaries and to such common stockholders of General Motors in the Hughes Transactions.

  As you are aware, Salomon Brothers Inc has acted as financial advisor to General Motors in connection with the Hughes Transactions and will receive a fee for its services, a substantial portion of which is contingent upon consummation of the Hughes Transactions. We have also previously rendered certain other investment banking and financial advisory services to General Motors and its subsidiaries, including Hughes Electronics, and to Raytheon, including advice with respect to various acquisitions and capital market transactions, for which we received substantial compensation. In addition, in the ordinary course of our business, we actively trade the debt and equity

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                                                            SALOMON
                                                            BROTHERS
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securities of both General Motors (including its subsidiaries) and Raytheon for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) a draft, dated October 2, 1997, of the Solicitation Statement; (ii) the Raytheon Merger Agreement; (iii) the merger agreement pursuant to which the Hughes Defense Spin-Off will be effected; (iv) a draft version of the Master Separation Agreement; (v) certain publicly available information concerning General Motors and Hughes Electronics; (vi) certain publicly available information concerning Raytheon; (vii) certain other internal information, primarily financial in nature, including forecasts concerning the business and operations of General Motors, Hughes Defense, Delco, Delphi, and Hughes Telecom furnished to us by General Motors, Hughes Defense, Delco, Delphi and Hughes Telecom for purposes of our analysis; (viii) certain other internal information, primarily financial in nature, including forecasts concerning the business and operations of Raytheon furnished to us by Raytheon for purposes of our analysis; (ix) certain publicly available information concerning the trading of, and the trading market for, the GM $1 2/3 Common Stock, the GM Class H Common Stock and the Raytheon Common Stock;
(x) the Restated Certificate of Incorporation of General Motors and the amendments thereto contemplated as part of the Hughes Transactions; (xi) the Policy Statement to be adopted by the General Motors Board of Directors with respect to General Motors' two classes of common stock upon issuance of the New GM Class H Common Stock; (xii) certain publicly available information with respect to certain other companies that we believe to be comparable to each of Hughes Defense, Delco, Hughes Telecom and Raytheon and the trading markets for certain of such other companies' securities; (xiii) the Private Letter Ruling and the request for such ruling; and (xiv) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have also met with certain officers and employees of General Motors, Hughes Defense, Delco, Delphi, Hughes Telecom and Raytheon to discuss the foregoing as well as other matters we believe relevant to our inquiry.

  In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have neither attempted independently to verify nor assumed any responsibility for verifying any of such information. We have not conducted or assumed any responsibility for conducting a physical inspection of any of the properties or facilities of Hughes Defense, Delco, Delphi, Hughes Telecom or Raytheon, nor have we made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities. We have assumed that all documents which we have reviewed in draft form will not, when finalized or executed, differ in any material respect from the drafts we have reviewed. With respect to projections (including estimates of projected revenue and cost synergies resulting from the Raytheon Merger and from the Delco/Delphi Combination), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the respective companies as to the respective future financial performances of such companies, and we express no view with respect to the accuracy or completeness of such projections or the assumptions on which they were based. You have advised us that in the absence of the other Hughes Transactions (or another transaction or series of transactions resulting in the transfer of Delco from Hughes Electronics to General Motors such that the tracking stock interest in the earnings of Delco held by holders of GM Class H Common Stock is reallocated to holders of GM $1 2/3 Common Stock), General Motors would be unable to realize fully the anticipated benefits of the Delco/Delphi Consolidation. We have further assumed that the Hughes Transactions will be consummated on the terms described, and in accordance with the timing contemplated, in the Solicitation Statement and in accordance with all applicable laws and provisions of General Motors' constituent instruments.

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                                                            SALOMON
                                                            BROTHERS
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  In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following:
(i) the historical and current financial position and results of operations of each of Hughes Defense, Delco, Delphi, Hughes Telecom and Raytheon; (ii) the business prospects of each of Hughes Defense, Delco, Delphi, Hughes Telecom, Raytheon and New Raytheon; (iii) the historical and current market for the GM $1 2/3 Common Stock, the GM Class H Common Stock, the Raytheon Common Stock, and for the equity securities of certain other companies that we believe to be comparable to Hughes Defense, Delco, Delphi, Hughes Telecom, Raytheon and New Raytheon; (iv) the prospective market for each of the New GM Class H Common Stock and the common stock of New Raytheon following the Hughes Transactions;
(v) the expected cost savings and other financial synergies to be realized by General Motors as a result of the Delco/Delphi Consolidation; (vi) the expected impact of the Hughes Transactions on profit sharing payments from General Motors required under an agreement with the United Auto Workers; and
(vii) the nature and terms of certain other transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions and our knowledge of the defense, telecommunications and automotive component industries as well as our experience in connection with similar transactions and securities valuation generally. As you are aware, we have not been requested to solicit, and we accordingly have not solicited, alternative proposals with respect to the disposition of, or any other extraordinary transaction involving, any of Hughes Defense, Delco or Hughes Telecom.

  Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and by rendering this opinion we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion as expressed below does not address the fairness of the Raytheon Merger (as to which you have been advised by another financial advisor). Our opinion as expressed below does not constitute an opinion or imply any conclusions as to the prices at which New Raytheon Common Stock, GM $1 2/3 Common Stock or New GM Class H Common Stock may trade following consummation of the Hughes Transactions. Our opinion is, in any event, limited to the fairness, from a financial point of view, to the holders of the GM $1 2/3 Common Stock and to the holders of the GM Class H Common Stock of the consideration to be provided to General Motors and its subsidiaries and to such common stockholders of General Motors in the Hughes Transactions taken as a whole, and does not address General Motors' underlying business decision to effect the Hughes Transactions or constitute a recommendation to any holder of the GM $1 2/3 Common Stock or any holder of GM Class H Common Stock as to how such holder should vote with respect to the Hughes Transactions.

  Based upon and subject to the foregoing, we are of the opinion as investment bankers that, taking into account all relevant aspects of the Transactions, the consideration to be provided to General Motors and its subsidiaries and to the common stockholders of General Motors in the Hughes Transactions is fair, from a financial point of view, to the holders of the GM $1 2/3 Common Stock and to the holders of the GM Class H Common Stock.

                                       Very truly yours,

                                       SALOMON BROTHERS INC

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